Exhibit 99.1
For Immediate Release Contact:Peter D. Goldstein
General Counsel

For further information please visit
www.gabelli.com

GAMCO Adding Doug Jamieson to Office of the CEO

Greenwich, CT, August 3, 2022 - GAMCO Investors, Inc. ("GAMCO") (NYSE: GBL) a global leader in diversified financial services announced that it has created an Office of the CEO, and added Doug Jamieson to the role.

Commenting on the addition, Mario Gabelli, Chair stated, “I am pleased to have Doug Jamieson join me in the Office of the CEO.  His forty years of experience with GAMCO will continue to benefit all of our clients, teammates and stakeholders.”

Doug Jamieson joined the firm in March 1981 as a research analyst.  From 1986 to 2004 he served as Executive Vice President and Chief Operating Officer of GAMCO Asset Management Inc. and has served as its President and Chief Operating Officer since 2004.  Following the spinoff of Associated Capital Group (NYSE:AC) in 2015, he was named AC’s President and CEO. Doug is a graduate of Columbia Business School (M.B.A.), and holds a B.A from Bucknell University.

About GAMCO Investors, Inc.

GAMCO is known for its research-driven value approach to equity investing (known in the trade as PMV with a CatalystTM). GAMCO conducts its investment advisory business principally through two subsidiaries: GAMCO Asset Management Inc. (approximately 1,400 institutional and private wealth separate accounts, principally in the U.S.) and Gabelli Funds, LLC (24 open-end funds, 14 closed-end funds, 4 actively managed semi-transparent ETFs, and a SICAV). GAMCO serves a broad client base including institutions, intermediaries, offshore investors, private wealth, and direct retail investors. In recent years, GAMCO has successfully integrated new teams of RIAs by providing attractive compensation arrangements and extensive research capabilities.

GAMCO offers a wide range of solutions for clients across Value and Growth Equity, ESG, Convertibles, sector-focused strategies including Gold and Utilities, Merger Arbitrage, and U.S. Treasury Money Market Fixed Income. In 1977, GAMCO launched its flagship All Cap Value strategy, Gabelli Value, and in 1986 entered the mutual fund business.

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